Exhibit 99.2

Cambridge Acquisition Corp. Announces Closing of

$230 Million Initial Public Offering

Boston, MA, February 9, 2026 – Cambridge Acquisition Corp. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by Chairman, Michael Cam- Phung, Chief Executive Officer, Brent Michael Cox and Chief Financial Officer, Anthony Michael Naimo, today announced the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option, at an offering price of $10.00 per unit, resulting in gross proceeds of $230,000,000.

The units began trading on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “CAQUU” on February 6, 2026. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “CAQ” and “CAQUW,” respectively.

BTIG, LLC acted as sole book-running manager for the offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026. The offering was made only by means of a prospectus, copies of which may be obtained from: BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cambridge Acquisition Corp.

Cambridge Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Brent Michael Cox
One Liberty Square, 13th FL
Boston, MA 02109
Telephone: (617) 396-4911